Exhibit 99.1

Investor Relations:
Liolios Group, Inc.
Ron Both
ron@liolios.com
949-574-3860

For Immediate Release

Storage Area Networks Reaches Preliminary Agreement to Combine with Solunet Storage Solutions

Combination Creates a new leader in Data Storage Networking Market

Castle Rock, Co. March 18, 2003 (OTCBB: SANZ) Storage Area Networks Inc. announced today that it has reached an agreement-in-principle to combine with Solunet Storage. Solunet Storage is a private portfolio company of Sun Capital Partners acquired in September 2002. In 2002, the company, together with the prior owner of Solunet Storage's assets, recorded revenues in excess of $55,000,000.

Solunet Storage and the prior owner of the assets of Solunet Storage have been supplying comprehensive data storage solutions to a mix of commercial and government markets for more than 10 years. The parties expect to execute a definitive agreement shortly and complete the transaction at or about the end of March. Storage Area Networks will issue stock to an affiliate of Sun Capital to effect the combination. As a result of the combination, Sun Capital will hold a majority interest in SANZ. SANZ will continue as an SEC reporting company following the transaction.

Both SANZ and Solunet Storage are headquartered in the Denver area. Solunet Storage has a national footprint, with offices in Atlanta, Seattle, San Jose, Dallas, Houston, Akron, Philadelphia, and the Washington D.C. metro area. Management believes that the Solunet Storage locations are highly complementary to the SANZ presence in the Boston, New York City and Washington DC markets.

John Jenkins, CEO of SANZ said, “We believe this business combination provides a strong step forward in our drive to reach quickly and effectively the $100,000,000 revenue mark. Solunet Storage brings broad geographic position, a very sound balance sheet, deep professional expertise, and a solid legacy account base. We believe this combination will result in very comprehensive coverage of the large markets on the Eastern seaboard, along with substantial and significant presence in other equally important markets in the Midwest, Southwest and West Coast.” Jenkins added, “We expect that the combination will drive accelerated revenue growth and increased market share and that, the consolidation of infrastructure and support systems will help drive expanded margins.”

Mike Phelan, President of Solunet Storage Solutions said, ” Through this combination, we will have created the largest independent storage solution provider in the U.S. The complementary nature of our office locations, technologies, and services make for a very powerful offering for our clients and our technology partners, and a compelling value for shareholders. We believe that our combined products and services makes for a true best in class offering.”

There can be no assurance that the intended transaction will be consummated. The parties do not expect to make any further disclosures prior to the execution of a definitive agreement or termination of discussions.

ABOUT SANZ

SAN Holdings, through its subsidiary Storage Area Networks, Inc., provides total data storage solutions, including solutions customized to a customer’s needs, integrated storage appliances, and storage management services. SANZ maintains operations in Arizona, Colorado, Connecticut, Massachusetts, New Jersey, Ohio and greater Washington DC. For additional information, please contact Hugh O’Reilly, Senior Vice President, at (203) 838-9888 or horeilly@sanz.com. For investor relations information, contact Ronald Both of Liolios Group, Inc., (949) 574-3860 or ron@liolios.com. Learn more about the Company on the World Wide Web at www.sanz.com.

About Solunet Storage

Solunet Storage is a leading nationwide integrator offering the very best in enterprise storage and backup solutions. Technology solutions include data backup and recovery, centralized storage management, SAN, NAS, virtualization, high availability, data replication, RAID and tape technologies. Solunet Storage has a national sales presence with offices in Colorado, California, Washington, Texas, Pennsylvania, Virginia and Ohio and an impressive list of Fortune 2000 and Federal Government clients.

FORWARD LOOKING STATEMENTS:

This press release contains statements that are “forward looking statements” under the federal securities laws. Actual results could vary materially. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the Company’s sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the Company’s products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time to time in the Company’s filings at the U.S. Securities and Exchange Commission.